Annex A to Certificate of Designation

CARDINAL ENERGY GROUP, INC.

Designation of Preferences, Rights and Limitations of Series A Preferred Stock.

Designation: There shall be a series of the voting preferred stock of the Corporation which shall be designated as the “Series A Preferred Stock,” $0.0001 par value, and the number of shares constituting such series shall be ONE MILLION (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation. The Series A Preferred Stock shall have the following rights, preferences, restrictions and other terms:

Rank: Except as otherwise set forth herein, the holders of the shares of the Series A Preferred (each, a “Holder” and collectively the “Holders”) shall have the same rights and privileges as the holders of the Common Stock.

Voting Rights:

Formula. On all matters to come before the shareholders of the Corporation, the holders of Series A Preferred shall have that number of votes per share (rounded to the nearest whole share) equal to the product of (x) the number of shares of Series A Preferred held on the record date for the determination of the holders of the shares entitled to vote (the “Record Date”), or, if no record date is established, at the date such vote is taken or any written consent of shareholders is first solicited, and (y) 110.

Participation. Except as otherwise expressly provided herein or by applicable law, the Holders of shares of Series A Preferred, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

Common Voting Standing. Except as otherwise provided herein, in the Corporation’s Certificate of Incorporation, or its Bylaws, the holders of shares of Series A Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.